Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of ANI Pharmaceuticals, Inc. on Form S-3 (No. 333-261731) and Form S-8 (Nos. 333-196518, 333-260662, 333-264511, 333-272860, 333-280785, and 333-288642) of our reports dated February 27, 2026, on our audits of the financial statements as of December 31, 2025 and 2024 and for each of the years in the three-year period ended December 31, 2025, and the effectiveness of ANI Pharmaceuticals, Inc. and Subsidiaries’ internal control over financial reporting as of December 31, 2025, which reports are included in this Annual Report on Form 10-K to be filed on or about February 27, 2026.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Iselin, New Jersey
February 27, 2026